Ginseng Planting Agreement

Party A: Yanbian Huaxing Ginseng Planting Co. Ltd.

Party B: ____________________________________

1.	Managing planting area 85,240 square meter

2.	Contracting period is three years (from April 1, 2010 to December 31, 2012)

3.
Party A provides planting land, seeds and seedlings with a fee.  Contracting fee for every square meter is 10 RMB, seeds and seedling is based on the current market price.  Based on the planting area, party A shall pay Party B land management fee 4 RMB per square meter every year

4.
Party B produces 2 kg fresh ginseng for every square meter; Party A pays for ginseng harvest based on the market price.  Party A pays Party B 20 RMB per kilo for any excess quantities above 2kg/square meter.

5.	Party B agrees to follow party A’s production standard in pest control; fertilizer, field management and 90% survival rate of returning the ginseng land to forest after harvest.

6.	If during the contract terms, should any incontrollable natural disasters such as storm, hail or flood occur, the loss will be born by Party A, other manmade loss shall also be born by Party A.

7.
The ownership of planting right is part of party A’s liquid assets, party B can not change crop items without Party A’s prior approval.  After the contract is expired, the planting right is still owned by party A.

8.	Land management fee and fresh ginseng harvest reimbursement to party B will be calculated every year. And the land using cost and seeds/seedling charges will be deducted from the total payment.

9.	If any items not being covered in the agreement, both parties can negotiate the terms. This contract is executed in two copies, each party keeps one copy.

Party A:  Yanbian Huaxing Ginseng Planting Co., Ltd.

Party B:

Date: April 1, 2010